Exhibit 99.h2

CONTEXT CAPITAL FUNDS

Amendment No. 2 to

Administration, Bookkeeping and

Pricing Services Agreement

THIS AMENDMENT is made as of September 30, 2016, by and between ALPS Fund Services, Inc. (“ALPS”), Context Capital Funds (the “Trust”), and Foreside Management Services, LLC (“Foreside”).

WHEREAS, ALPS, the Trust and Beacon Hill Fund Services, Inc. (“Beacon Hill”) entered into an Administration, Bookkeeping and Pricing Services Agreement, dated November 1, 2015, as amended by Amendment No. 1 dated February 29, 2016 (the “Agreement”);

WHEREAS, on July 31, 2016, Beacon Hill assigned its interests and obligations under the Agreement to Foreside; and

WHEREAS, ALPS, the Trust and Foreside wish to modify the list of funds on Appendix A – LIST OF FUNDS and the compensation on APPENDIX C – COMPENSATION to the Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	APPENDIX A – LIST OF FUNDS. APPENDIX A – LIST OF FUNDS to the Agreement is replaced in its entirety with the attached APPENDIX A – LIST OF FUNDS.

2.	APPENDIX C – COMPENSATION. APPENDIX C – COMPENSATION to the Agreement is replaced in its entirety with the attached APPENDIX C – COMPENSATION.

3.	Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Amendment No. 2 has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment No. 2 first set forth above.

CONTEXT CAPITAL FUNDS

By:
Name:	David Bunstine
Title:	President

ALPS FUND SERVICES, INC.

By:
Name:	Bradley J. Swenson
Title:	Chief Operating Officer

FORESIDE MANAGEMENT SERVICES, LLC

By:
Name:
Title:

 2

APPENDIX A

LIST OF FUNDS

Context Macro Opportunities Fund

Context Strategic Global Equity Fund

 A-1

APPENDIX C

COMPENSATION

Annual Fees:

Effective October 3, 2016 through December 1, 2017, the greater of: (i) [_______]* annual minimum fee, or (ii) the basis point fee schedule below.

Effective January 1, 2018, the greater of: (i) [________]* annual minimum fee, or (ii) the basis point fee schedule below.

Annual Net Assets	Basis Points
Between $0 - $750M	[________]
$750M - $1B	[________]
Above $1B	[________]

[_______] annual fee per year per each additional share class (exclusive of the first three classes in each Fund)

The above fee schedule is subject to a [______] early termination penalty in years 1 and 2 of the initial 3-year contract in addition to any applicable de-conversion fees. For avoidance of doubt, no other penalty or fees shall apply in the event of such an early termination, and no penalty or fees shall apply in the event of a termination after year 2.

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. Charges are made for a Fund and/or share class in the month opened.

*The annual minimum is subject to an annual cost of living adjustment per Section 2(a) of the Agreement.

Out-of-Pocket Fees:

All reasonable out-of-pocket expenses are passed through to the Trust at cost, including but not limited to: third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 16 control review reports, reasonable travel expenses to Board meetings and on-site reviews, printing, filing and mailing fees, fulfillment costs, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, customized programming/enhancements and other reasonable out-of- pocket expenses incurred by ALPS in connection with the performance of its duties under its Agreement with the Trust. Foreside shall serve as the paying agent on behalf of the Trust to ALPS for out-of-pocket expenses incurred separate and apart from the annual fee.

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

CONVERSION FEES: All data conversion fees will be waived with a 3-year contract; other costs, including significant customized programming charges may be passed-through.

* * * * *

ALPS’ fees are reviewed following an initial period of six months following the effective date of the Agreement; at such point, if any service requests are materially changed from the assumptions provided by the Trust or Foreside, including the addition of share classes or new Funds, ALPS’ fees will be subject to renegotiation.

ALPS agrees to abide by the terms of the following expense guidelines as set forth immediately below and as amended from time to time:

Context Capital Funds Expense Guidelines

Rev. 9/2015

General

Foreside will reimburse ALPS for actually incurred out-of-pocket expenses with no mark-up, provided those expenses are reasonable and comply with the guidelines set forth below. Foreside expects ALPS to use their best efforts to minimize reimbursable out-of-pocket costs both by avoiding unnecessary expenditures and by taking advantage of volume discounts and bulk arrangements that may be available either through the Trust, Foreside or otherwise.

Travel

Foreside expects ALPS to avoid unnecessary travel through such alternatives as teleconferencing. Only coach air fare and mid-size rental cars will be reimbursed. Luxury transportation, including limousines and hire cars, will not be reimbursed unless Foreside has approved the expense in advance. If the service provider is traveling on business for more than one client, Foreside expects the service provider to apportion the expenses appropriately.

Meals and Accommodations

Foreside expects ALPS to use good judgment in selecting hotels and restaurants while traveling on Trust business. Foreside shall reimburse business class hotels and not luxury hotels. Personal incidental expenses incurred while working on Trust matters will not be reimbursed and must be distinguished from those expenses that are appropriately charged to Foreside.